  For Immediate Release:

        Contact: Margaret Miller
        Republic Airways Holdings
        Tel. (317) 246-2628

Republic Airways Holdings Announces Second Quarter 2011 Financial Results
- Frontier reports 10.6% increase in total unit revenues
- Transition of 14 E170s from Frontier to Delta on schedule

Indianapolis, Indiana, (August 1, 2011) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) reported the following key financial results for the second quarter of 2011 compared to 2010:

	Three months ended June 30,
(unaudited)	2011	2010	% Change

Total operating revenues (millions)	$739.7	$683.3	8.3%
Frontier TRASM (cents)	11.90	10.76	10.6%
Operating income (millions)	$12.2	$43.5	-72.0%
Operating margin	1.6%	6.4%	-4.8	pts

EBITDAR (millions)	$128.8	$155.4	-17.1%
EBITDAR margin	17.4%	22.7%	-5.3	pts

The Company reported operating revenues of $739.7 million for the quarter ended June 30, 2011, an increase of 8.3%, compared to $683.3 million for the same period last year.  The increase in revenues is primarily due to a 10.6% increase in Frontier’s unit revenues.  On a GAAP basis, the Company reported a net loss of $14.9 million, or $0.31 per diluted share, for the quarter ended June 30, 2011, compared to net income of $2.6 million, or $0.08 per diluted share, for the same period last year.

The Company is also reporting an ex-item net loss of $8.9 million, or $0.18 per diluted share, compared to an ex-item net income of $13.7 million, or $0.40 per diluted share, for the three month periods ended June 30, 2011 and 2010, respectively.  The majority of the non-fuel related items during the second quarter of 2011 are non-cash charges that relate to aircraft that have been sold or returned to the lessors.  The following tables present the reconciliation of results on a GAAP basis to the reported ex-item results for the three months ended June 30, 2011 and 2010:

	Three months ended June 30, 2011
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income (loss)	$15.0	$(39.2)	$1.6	$(22.6)	$(14.9)
Adjustments:			.
Integration and fleet transition expenses	2.6	2.8	-	5.4	3.6
Fuel mark-to-market hedge adjustments	-	3.6	-	3.6	2.4
Ex-item income (loss)	$17.6	$(32.8)	$1.6	$(13.6)	$(8.9)

	Three months ended June 30, 2010
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income (loss)	$18.2	$(14.2)	$0.8	$4.8	$2.6
Adjustments:
Reduction of Midwest lease obligation	-	(5.2)	-	(5.2)	(2.9)
Fuel excise tax and mark-to-market hedge adjustments	2.6	3.8		6.4	3.6
Integration and fleet transition expenses	-	18.5	-	18.5	10.4
Ex-item income	$20.8	$2.9	$0.8	$24.5	$13.7

Second Quarter 2011 Highlights
Fixed-fee Segment
Excluding fuel reimbursement from our partners, fixed-fee service revenues increased 1.7% compared to the prior year’s second quarter on a 2.3% increase in block hours.  On an ex-item basis, income before taxes on the fixed-fee operations was $17.6 million for the quarter compared to a pre-tax income of $20.8 million for the second quarter of 2010.  Cost per Available Seat Mile (CASM), including interest expense but excluding fuel, increased to 8.06¢ for the second quarter of 2011, from 7.86¢ for the same quarter of 2010, primarily as a result of higher engine restoration costs on the Company’s 50-seat regional jets.

Branded Segment
The Company’s branded business segment includes all operations marketed as Frontier Airlines. Total revenues on Frontier increased 10.4% to $461.8 million for the quarter, compared to $418.4 million for the same period in 2010.  Capacity on Frontier, as measured by ASMs, was down 0.2% from the prior year’s second quarter.  Load factor for the quarter was 87.4%, an increase of 1.5 points from the second quarter of 2010 and total revenue per ASM (TRASM) was 11.90¢, up 10.6% from the same quarter in 2010.  For the quarter ended, June 30, 2011, Frontier posted an ex-items pre-tax loss of $32.8 million compared to an ex-items pre-tax income of $2.9 million for the quarter ended June 30, 2010.

The unit cost for Frontier, excluding fuel, was 7.56¢ for the quarter, a 4.6% increase from 7.23¢ for the same metric for the second quarter of 2010.  The unit cost increase was due mainly to higher engine restoration costs on the Airbus fleet and higher Airbus ownership costs on the A320 aircraft that were leased in 2011.

Fuel costs for Frontier were $199.0 million for the quarter.  The fuel cost per gallon, including into-plane taxes and fees, increased 44.3% to $3.48 for the second quarter of 2011 compared to $2.41 for the prior year’s second quarter.  The increase in price resulted in $61.3 million of additional fuel expense in the second quarter of 2011, as compared to second quarter 2010.  The second quarter results include a mark-to-market loss on unsettled fuel hedges of $3.6 million, or $0.06 per gallon and $3.8 million, or $0.06 per gallon for 2011 and 2010 respectively.

Other Segment
The Company’s “other” business segment includes revenues from aircraft subleases, license fees on slots at DCA airport and expenses associated with those activities, as well as any unassigned aircraft expenses.  The Company reported pre-tax income of $1.6 million in the second quarter compared to a pre-tax income of $0.8 million for the second quarter of 2010.

Fleet
The operational fleet increased from March 31, 2011 by two aircraft to 282 aircraft as of June 30, 2011.  The Company increased its Airbus fleet by leasing five additional A320 aircraft during the quarter.  Also, the company returned two E145 aircraft to the lessor and sold one A318 aircraft.

By the end of September 2011, the Company expects to have transitioned 14 E170 aircraft from its Frontier operation into fixed-fee service on behalf of Delta.  In order to backfill a portion of the capacity vacated by these aircraft, the Company expects to place into service for Frontier five of the seven E145 aircraft being removed from Continental fixed-fee service during 2011.  The other two E145 aircraft removed from Continental were returned to the lessor in the second quarter.  The Company also expects to take delivery of six E190 aircraft beginning in September.  Those aircraft are expected to be placed into the Frontier operation by January 2012.

Balance Sheet and Liquidity
The Company’s cash balance decreased $3.5 million to $426.8 million as of June 30, 2011 compared to December 31, 2010.  Restricted cash increased $96.4 million, to $235.5 million from December 31, 2010 due to the seasonality of Frontier’s bookings.  The Company’s unrestricted cash balance decreased $99.9 million, to $191.3 million, from December 31, 2010.   A condensed cash flow statement for the six months ended June 30, 2011 has been provided in the tables section of this release.

The Company’s debt decreased to $2.44 billion as of June 30, 2011 compared to $2.58 billion at December 31, 2010.  As of June 30, 2011, approximately 85% of the total debt is fixed-rate.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.21 billion as of June 30, 2011, an increase from $1.16 billion as of December 31, 2010.  A condensed balance sheet as of June 30, 2011 has been provided in the tables section of this release.

Recent Business Developments
On June 17, Frontier Airline Pilots Association (FAPA) overwhelmingly ratified an agreement approving their participation in the restructuring of Frontier Airlines. With 89% of the pilots participating, the vote was 498 to 58, or 89.6% in favor of the agreement.

On June 17, the Company signed a letter of intent with Airbus to purchase 40 A319neo (new engine option) and 40 A320neo aircraft.  The aircraft will be powered by CFM International’s LEAP-X engines.  These aircraft will be operated by Frontier and are expected to be placed into service beginning in the second half of 2016.

On June 21, the Company entered into a memorandum of understanding (MOU) with CFM International, Inc., related to the selection of the LEAP-X engine on its Airbus NEO order. The MOU, which is subject to final documentation, covers, among other things, operating cost, performance, and fuel burn guarantees, future spare engine pricing, and a reduction in the overhaul cost of existing Airbus engines.

On June 21, the Company entered into a term sheet with GE Capital Aviation Services LLC (GECAS) to amend the terms of certain A319 leases between Frontier and GECAS.  The parties agreed to, among other things, a restructuring of 18 A319 leases, which will each be extended for a period of 3 years and monthly lease rates will be reduced.  The term sheet is subject to, among other things, final documentation and approval by GECAS’ board of directors and substantial completion of the Frontier restructuring program.

On July 13, a severe hailstorm occurred at the Denver International Airport, damaging 22 aircraft that operate on behalf of Frontier.  In the following days, Frontier cancelled approximately 250 flights while the aircraft were being repaired.  The Company accommodated affected passengers on other airlines and contracted with other airlines to operate flights on behalf of Frontier.  On July 23, Frontier resumed its full flight schedule.  The Company estimates that its revenues and pre-tax income on Frontier will each be negatively impacted by approximately $10 million in the third quarter due to the hailstorm.

Frontier Restructuring Update
The Company announced a $100 million restructuring effort for Frontier during its first quarter earnings conference call.  In May, the restructuring target was raised to $120 million.  As part of the restructuring process, the Company will be transitioning 14 E170 aircraft from its Frontier operation to fixed-fee operations with Delta by the end of the third quarter of 2011.  The Company estimates it is three-quarters complete in its restructuring efforts and has made progress in each of the areas of its restructuring plan as outlined in the table below:

	Annual	Progress	Estimated Timing
	Target	Achieved	of Full Benefit
Network and fleet adjustments	$25.0	100%	Q4 2011
Labor and benefits savings	25.0	100%	Q3 2011
Aircraft lease restructuring	25.0	80%	Q3 2011
Fuel conservation efforts	15.0	10%	Q1 2012
Maintenance expense reductions	10.0	80%	Q1 2012
Distribution and advertising cost reductions	10.0	70%	Q3 2011
Other cost reductions	10.0	35%	Q1 2012
Total restructuring efforts	$120.0	75%

The estimated progress, which totals $90 million of annual improvements, is based on the Company’s estimate of how much of the annual target has been secured as of this release. The Company is in constructive negotiations with key stakeholders and expects substantially all Airbus lessors and distribution partners to participate in the restructuring program in order to successfully accomplish repositioning Frontier for long-term success.
Conditions exist to certain restructuring agreements that require substantial completion of the restructuring efforts in order to remain in place.  The Company believes that it will be successful in reaching the full annual target of $120 million by the end of the September 2011.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 133 cities in 44 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under one of the following airline partner brands: AmericanConnection, Continental Express, Delta Connection, United Express, or US Airways Express. As of the date of this release, the airlines employ approximately 10,500 aviation professionals and operate 282 aircraft.  For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its second quarter tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 866-831-6162, and for international calls please dial 617-213-8852; the password is 84977235.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change
OPERATING REVENUES
Fixed-fee service	$273.0	$260.2	4.9%	$531.8	$511.2	4.0%
Passenger service	445.1	404.0	10.2%	822.7	740.5	11.1%
Cargo and other	21.6	19.1	13.1%	44.3	40.3	9.9%
Total operating revenues	739.7	683.3	8.3%	1,398.8	1,292.0	8.3%

OPERATING EXPENSES
Wages and benefits	144.7	140.9	2.7%	284.4	279.9	1.6%
Aircraft fuel	226.8	160.5	41.3%	407.6	304.6	33.8%
Landing fees and airport rents	43.0	44.2	-2.7%	85.5	83.2	2.8%
Aircraft and engine rent	65.3	60.8	7.4%	125.4	121.6	3.1%
Maintenance and repair	78.2	63.4	23.3%	148.3	121.3	22.3%
Insurance and taxes	10.9	10.9	0.0%	21.3	21.8	-2.3%
Depreciation and amortization	51.2	50.8	0.8%	102.3	102.3	0.0%
Promotion and sales	33.6	35.9	-6.4%	72.3	68.3	5.9%
Other impairment charges	-	-	nm	-	11.5	nm
Other	73.8	72.4	1.9%	140.1	153.9	-9.0%
Total operating expenses	727.5	639.8	13.7%	1,387.2	1,268.4	9.4%
OPERATING INCOME	12.2	43.5	-72.0%	11.6	23.6	-50.8%

OTHER INCOME (EXPENSE)
Interest expense	(34.9)	(39.0)	-10.5%	(70.4)	(77.6)	-9.3%
Other - net	0.1	0.3	-66.7%	0.3	0.4	-25.0%
Total other expense	(34.8)	(38.7)	-10.1%	(70.1)	(77.2)	-9.2%

INCOME (LOSS) BEFORE INCOME TAXES	(22.6)	4.8	-570.8%	(58.5)	(53.6)	9.1%

INCOME TAX EXPENSE (BENEFIT)	(7.7)	2.2	-450.0%	(21.2)	(19.8)	7.1%

NET INCOME (LOSS) OF THE COMPANY	$(14.9)	$2.6	-673.1%	$(37.3)	$(33.8)	10.4%
PER SHARE, BASIC	$(0.31)	$0.08	-487.5%	$(0.77)	$(0.99)	-22.2%
PER SHARE, DILUTED	$(0.31)	$0.08	-487.5%	$(0.77)	$(0.99)	-22.2%
Weighted Average Common Shares
Basic	48.2	34.3	40.5%	48.2	34.3	40.5%
Diluted	48.2	34.3	40.5%	48.2	34.3	40.5%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share amounts)
(Unaudited)

	June 30,	Dec 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$191.3	$291.2
Restricted cash	235.5	139.1
Receivables, net of allowance for doubtful accounts of $1.0 and $1.2, respectively	95.4	73.9
Inventories, net	105.9	94.6
Prepaid expenses and other asseets	76.2	56.4
Assets held for sale	26.0	43.5
Deferred income taxes	27.1	27.1
Total current assets	757.4	725.8
Aircraft and other equipment, net	3,058.8	3,173.5
Maintenance deposits	155.7	147.2
Other intangible assets, net	136.1	143.2
Other assets	191.2	159.0
Total assets	$4,299.2	$4,348.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$272.3	$269.0
Accounts payable	45.5	43.8
Air traffic liability	288.2	174.9
Deferred frequent flyer revenue	60.4	51.0
Accrued liabilities	285.7	246.6
Total current liabilities	952.1	785.3
Long-term debt, less current portion	2,168.6	2,308.7
Deferred frequent flyer revenue	83.4	102.3
Deferred credits and other non-current liabilities	106.0	108.0
Deferred income taxes	413.6	434.7
Total liabilities	3,723.7	3,739.0
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; one vote per share; 150,000,000 shares authorized; 58,062,574 and 58,062,574 shares issued and 48,273,929 and 48,173,058 shares outstanding, respectively	-	-
Additional paid-in-capital	408.4	405.5
Treasure stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(2.5)	(2.7)
Accumulated earnings	351.4	388.7
Total stockholders' equity	575.5	609.7
Total liabilities and stockholders' equity	$4,299.2	$4,348.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

NET CASH FROM OPERATING ACTIVITIES	$24.9	$82.6
INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(12.8)	(16.9)
Proceeds from sale of aircraft and other equipment	53.2	19.7
Aircraft deposits	(19.4)	(15.0)
Other, net	(4.9)	5.9
NET CASH FROM INVESTING ACTIVITIES	$16.1	$(6.3)
FINANCING ACTIVITIES:
Payments on debt	(104.1)	(104.3)
Proceeds from debt issuance	13.8	43.1
Payments on early extinguishment of debt	(50.4)	(11.3)
Other, net	(0.2)	(1.5)
NET CASH FROM FINANCING ACTIVITIES	$(140.9)	$(74.0)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	$(99.9)	$2.3
CASH AND CASH EQUIVALENTS, Beginning of period	$291.2	$157.5
CASH AND CASH EQUIVALENTS, End of period	$191.3	$159.8
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR INTEREST AND INCOME TAXES
Interest paid	$63.8	$69.9
Income taxes paid	$0.3	$0.6
NON-CASH INVESTING AND FINANCING ACTIVITIES
Aircraft, inventories, and other equipment purchased through financing arrangements from manufacturer	$-	$11.4
Parts, training, and lease credits from aircraft manufacturer	$-	$(13.3)

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Highlights – Fixed-fee	2011	2010	Change	2011	2010	Change
Fixed-fee service revenues, excluding fuel (millions) 1	$245.2	$241.2	1.7%	$481.9	$477.7	0.9%
Passengers carried	4,305,454	4,587,990	-6.2%	8,055,383	8,406,246	-4.2%
Revenue passenger miles (thousands)	2,115,204	2,228,906	-5.1%	3,939,991	4,193,473	-6.0%
Available seat miles (thousands)	2,856,468	2,838,454	0.6%	5,548,879	5,590,667	-0.7%
Passenger load factor	74.0%	78.5%	-4.5 pts	71.0%	75.0%	-4.0 pts
Total cost per available seat mile, including interest expense (cents) 2	9.03	8.53	5.9%	9.00	8.56	5.1%
Operating cost per available seat mile, including interest and excluding fuel expense (cents) 2	8.06	7.86	2.5%	8.10	7.96	1.8%
Operating aircraft at period end:
37-50 seats	59	64	-7.8%	59	64	-7.8%
70-86 seats	115	113	1.8%	115	113	1.8%
Block hours	151,796	148,349	2.3%	297,386	292,264	1.8%
Departures	88,304	90,203	-2.1%	173,108	172,602	0.3%
Average daily utilization of each scheduled aircraft (hours)	10.3	9.9	4.0%	10.1	9.8	3.1%
Average stage length	483	473	2.1%	479	485	-1.2%
Average seat density	67	67	-	67	67	-

Operating Highlights – Branded
Total revenues (millions)	$461.8	$418.4	10.4%	$857.2	$770.7	11.2%
Passengers carried	3,913,935	3,890,449	0.6%	7,158,975	7,101,824	0.8%
Revenue passenger miles (thousands)	3,390,830	3,338,610	1.6%	6,265,035	6,138,123	2.1%
Available seat miles (thousands)	3,879,827	3,887,705	-0.2%	7,523,927	7,584,401	-0.8%
Passenger load factor	87.4%	85.9%	1.5 pts	83.3%	80.9%	2.4 pts
Total revenue per available seat mile (cents)	11.90	10.76	10.6%	11.39	10.16	12.1%
Passenger revenue per ASM (cents)	11.47	10.39	10.4%	10.93	9.76	12.0%
Total cost per available seat mile (cents) 3, 4	12.69	10.79	17.6%	12.42	10.82	14.8%
Fuel cost per available seat mile (cents) 3	5.13	3.56	44.1%	4.75	3.51	35.3%
Operating cost per available seat mile, excluding fuel expense (cents) 4	7.56	7.23	4.6%	7.67	7.31	4.9%
Gallons consumed	57,250,687	58,744,514	-2.5%	111,659,184	113,640,865	-1.7%
Average cost per gallon 3	$3.48	$2.41	44.3%	$3.20	$2.38	34.5%
Operating aircraft at period end:
37-50 seats	17	14	21.4%	17	14	21.4%
70-99 seats	32	37	-13.5%	32	37	-13.5%
120+ seats	59	54	9.3%	59	54	9.3%
Block hours	92,313	97,846	-5.7%	181,663	193,906	-6.3%
Departures	44,318	47,291	-6.3%	86,157	92,632	-7.0%
Average daily utilization of each scheduled aircraft (hours)	10.7	11.0	-2.7%	10.8	11.1	-2.7%
Average stage length	840	825	1.8%	844	827	2.1%
Average seat density	104	100	4.0%	103	99	4.0%

1 Fixed fee service revenues exclude cargo and other revenues.
2 Costs (in all periods) include operating and interest expenses and exclude impairments and other expenses not attributable to the fixed-fee segment.
3  Includes mark-to-market fuel hedge expense of $3.6 million and $3.8 million for the three months ended June 30, 2011 and 2010 and fuel hedge benefit of $5.2 million and expense of $5.4 million for the six months ended June 30, 2011 and 2010, respectively.

4 Costs (in all periods) include operating expenses and exclude impairments and other expenses not attributable to the branded segment.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable GAAP basis financial measures.  The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items.

Non-GAAP Reconciliation of Net Loss to EBITDAR
	Three months ended June 30,
	2011	2010	% Change
Net income (loss)	$(14.9)	$2.6	-673.1%
Adjust:
Interest expense	34.9	39.0	-10.5%
Provision for income taxes	(7.7)	2.2	-450.0%
Depreciation and amortization	51.2	50.8	0.8%
Aircraft and engine rents	65.3	60.8	7.4%
EBITDAR	$128.8	$155.4	-17.1%